EXHIBIT 99.1

FOR RELEASE 7:30 A.M. CENTRAL Thursday, September 15, 2011 Contact: Lance Berry (901) 867-4607
Wright Medical Group, Inc. Announces
Cost Restructuring Plan
Company to Establish Stronger Platform for Growth, Enhance Profitability and
Build Shareholder Value
Expects to Achieve Incremental EPS in 2012
ARLINGTON, TN — September 15, 2011 — Wright Medical Group, Inc. (NASDAQ: WMGI), a global orthopaedic medical device company and a leading provider of surgical solutions for the foot and ankle market, announced today that it is implementing a cost restructuring plan to foster growth, enhance profitability and cash flow, and build shareholder value. Wright Medical expects that the initial phase of this plan will be completed during the next nine months, with additional efficiency initiatives to be implemented throughout 2012 and beyond.
Under the plan, Wright Medical has begun to implement numerous initiatives to reduce spending, including streamlining select aspects of its international selling and distribution operations, reducing the size of its international product portfolio, adjusting plant operations to align with the Company’s volume and mix expectations and rationalizing its research and development projects. In total, Wright Medical plans to reduce its workforce by approximately 80 employees, or 6%. The Company has notified affected employees and has taken steps to ensure a smooth transition.
Objectives of the plan include generating annual operating efficiencies to bolster the Company’s financial results in 2012 and beyond while enabling investments in longer term strategies for growth. Wright Medical estimates that the plan will have a favorable impact to adjusted earnings per share of approximately $0.05 to $0.06 in 2012, and a favorable annual impact of approximately $0.08 thereafter.
David D. Stevens, Interim Chief Executive Officer stated, “Our industry continues to face a challenging economic environment and, after extensive analysis and consideration, we believe this plan will enhance the Company’s prospects for growth and value creation. We are taking these actions now to better position the Company to grow its earnings in 2012 and we are confident that this plan will result in a leaner, more cost efficient operation, which is in the best interest of our business and all of our stakeholders. Additionally, the Company continues to have a strong balance sheet and is positioned well for investments in acquisitions to drive future growth.”
The Company expects to record total pre-tax charges related to the cost restructuring plan in the range of approximately $25 million to $30 million, of which approximately $6 million to $8 million is expected to be non-cash. These charges will include, among others, severance and benefits costs, excess and obsolete inventory charges, asset impairment charges, external legal and professional fees and contract termination costs. A majority of these charges are expected to be recorded in the third and fourth quarters of 2011, with some additional charges to be recorded during the first half of 2012.
The Company’s adjusted earnings per share excludes costs associated with the restructuring plan, the transaction costs and non-cash deferred financing fees associated with the Convertible Notes tendered, possible future acquisitions, other material future business developments, non-cash stock-based compensation expense, and costs associated with the Company’s DPA (including the associated independent monitor).

Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as anticipate, believe, could, estimate, expect, intend, may, plan, predict, project, will, and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward looking statements. Such statements are made as of the date of this press release, and we undertake no obligation to update such statements after this date. Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010, and our subsequently filed quarterly reports, under the heading “Risk Factors” and elsewhere), and the impact of our settlement of the federal investigation into our consulting arrangements with orthopaedic surgeons relating to our hip and knee products in the United States, including our compliance with the Deferred Prosecution Agreement through September 2011 (which could be extended) and the Corporate Integrity Agreement through September 2015. Our failure to comply with the Deferred Prosecution Agreement or the Corporate Integrity Agreement could expose us to significant liability including, but not limited to, extension of the term of the Deferred Prosecution Agreement, exclusion from federal healthcare program participation, including Medicaid and Medicare, which would have a material adverse effect on our financial condition, results of operations and cash flows, potential prosecution, including under the previously-filed criminal complaint, civil and criminal fines or penalties, and additional litigation cost and expense. In addition, a breach of the Deferred Prosecution Agreement or the Corporate Integrity Agreement could result in an event of default under the Senior Credit Facility, which in turn could result in an event of default under the Indenture.
Additional risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include the possibility of litigation brought by shareholders, including private securities litigation and shareholder derivative suits, which if initiated, could divert management’s attention, harm our business and/or reputation and result in significant liabilities; demand for and market acceptance of our new and existing products; future actions of governmental authorities and other third parties; tax measures; business development and growth opportunities; product quality or patient safety issues; products liability claims; enforcement of our intellectual property rights; the geographic and product mix impact on our sales; retention of sales representatives and independent distributors; inventory reductions or fluctuations in buying patterns by wholesalers or distributors; ability to realize the anticipated benefits of restructuring initiatives; and impact of the commercial and credit environment on us and our customers and suppliers.
Wright Medical Group, Inc. is a global orthopaedic medical device company and a leading provider of surgical solutions for the foot and ankle market. The Company specializes in the design, manufacture and marketing of devices and biologic products for extremity, hip and knee repair and reconstruction. The Company has been in business for more than 60 years and markets its products in over 60 countries worldwide. For more information about Wright Medical, visit the Company’s website at www.wmt.com.